Exhibit 99.1

Metropolitan Bank Holding Corp. Achieves Net Income of $12.4 Million for Full Year 2017, Up 147% from $5.0 Million for 2016

NEW YORK, NY, January 29, 2018 – Metropolitan Bank Holding Corp (NYSE:MCB), the holding company (the “Company”) for Metropolitan Commercial Bank (the “Bank”), today reported net income of $3.3 million, or $0.49 per diluted common share, for the fourth quarter of 2017, compared to $49 thousand, or $0.01 per diluted common share, for the fourth quarter of 2016, and $3.8 million, or $0.82 per diluted common share, for the third quarter of 2017.

For the year ended December 31, 2017, net income was $12.4 million, an increase of 147% from $5.0 million for the year ended December 31, 2016. Diluted earnings per common share for the year ended December 31, 2017 increased to $2.34, compared to $0.43 for the year ended December 31, 2016.

The fourth quarter of 2016 net income included a charge-off of $5.1 million of the Bank’s taxi medallion loan portfolio, while fourth quarter 2017 net income included a write-down of deferred tax assets related to the recent changes in the tax code of $1.6 million and a final taxi medallion related charge-off of $3.7 million. Excluding the impact of the above mentioned charges, the Company’s adjusted net income for the fourth quarter of 2017 was $7.1 million and adjusted diluted earnings per common share was $1.04. Excluding the impact of the above mentioned charges, the Company’s adjusted net income for the year ended 2017 was $16.1 million and adjusted diluted earnings per common share was $3.06. (See table of “Reconciliation of GAAP and Non-GAAP Financial Measures.”)

The Company completed an initial public offering (“IPO”) of its common stock on November 10, 2017 and sold 3,100,000 shares of common stock at $35.00 per share, as well as, 465,000 additional shares of common stock at $35.00 per share pursuant to the underwriter’s overallotment option. The aggregate net proceeds to the Company from its IPO, including the overallotment shares, after deducting the underwriting discount and estimated offering expenses were approximately $115 million.

2017 Highlights (as of, or for the periods ended December 31, 2017, compared to December 31, 2016, and September 30, 2017, except as noted):

•	Diluted earnings per common share totaled $0.49 for the fourth quarter of 2017, compared to $0.01 for the fourth quarter of 2016, and $0.82 for the third quarter of 2017. Diluted earnings per common share decreased in the fourth quarter of 2017 compared to the third quarter of 2017 primarily due to the increase in shares resulting from the IPO in November 2017, combined with the impact of the write-down of deferred tax assets and the aforementioned charge off. For the year ended December 31, 2017, diluted earnings per common share increased 444% to $2.34, compared to $0.43 per diluted common share for the year ended December 31, 2016.

•	For the fourth quarter of 2017, the return on average assets (“ROAA”) was 0.73%, return on average tangible assets (“ROATA”) was 0.74%, return on average common equity (“ROACE”) was 7.68% and the return on average tangible common equity (“ROATCE”) was 8.14%. For the sequential quarter, ROAA was 0.94%, ROATA was 0.95%, ROACE was 13.39% and ROATCE was 15.11%. ROATCE for the fourth quarter of 2017 was lower than the sequential quarter due to the increase in equity resulting from the IPO in November 2017. For the year ended December 31, 2017, the ROAA was 0.81%, ROATA was 0.82%, ROACE was 9.67% and ROATCE was 10.46%, compared to 0.46%. 5.86%. 0.46% and 6.61%, respectively, for the year ended December 31, 2016.

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•	Excluding the impact of aforementioned charges, the adjusted ROAA for the fourth quarter of 2017, was 1.57% and the adjusted ROACE was 16.40% compared to the adjusted ROAA of 1.13% and adjusted ROACE of 12.40% for the quarter ended December 2016. For the year ended December 2017, the adjusted ROAA was 1.06% and the adjusted ROACE was 12.62% compared to the adjusted ROAA of 0.75% and the adjusted ROACE of 10.84% for the year ended December 31, 2016.

•	Net interest income increased 49% to $15.6 million for the fourth quarter of 2017, compared to $10.4 million for the fourth quarter of 2016, and increased 12% from $14.0 million for the third quarter of 2017. For the year ended December 31, 2017, net interest income increased 37% to $52.1 million, compared to $38.1 million for the year ended December 31, 2016. The increase in net interest income was mainly attributable to higher volume of loans combined with higher yield on loans.

•	Net interest margin (“NIM”) contracted in both the fourth quarter of 2017 and the year ended December 31, 2017 from the comparable periods in 2016 primarily due to higher average balances maintained in the fed funds accounts, resulting from the IPO and increased average non-interest bearing deposit balances in the settlement accounts related to digital currency.

•	Loans increased $39.3 million, or 3%, to $1.42 billion at December 31, 2017, compared to $1.38 billion at September 30, 2017. Loans increased $365.3 million, or 35%, to $1.42 billion at December 31, 2017, compared to $1.06 billion at December 31, 2016.

•	Credit quality in fourth quarter of 2017 improved with a decrease in non-performing assets and classified assets compared to the third quarter of 2017 and year end 2016.

o	Nonperforming assets (“NPAs”) declined to $3.4 million, or 0.19% of total assets, at December 31, 2017, compared to $3.7 million, or 0.30% of total assets, at December 31, 2016, and $7.1 million, or 0.41% of total assets, at September 30, 2017.

o	Classified assets declined to $4.6 million, or 0.26% of total assets, at December 31, 2017, compared to $4.9 million, or 0.40% of total assets, at December 31, 2016, and $8.3 million, or 0.48% of total assets, at September 30, 2017.

o	Net charge-offs totaled $3.7 million for the fourth quarter of 2017, compared to $5.7 million for the fourth quarter of 2016, and $34,000 for the third quarter of 2017. Net charge-offs during the fourth quarter of 2017 included a final charge off related to the aforementioned taxi medallion loan for $3.66 million. After the charge off, the Company has no further exposure to taxi medallion loans.

•	Total deposits increased $410.6 million, or 41%, to $1.4 billion at December 31, 2017, compared to $993.8 million at December 31, 2016, but decreased $84.3 million, or (6%), from $1.5 billion at September 30, 2017. Core Deposits, which exclude all time deposits, increased $407.0 million, or 44.4%, to $1.32 billion at December 31, 2017, from $917 million at December 31, 2016, and decreased $81.3 million, or (5.8%), from $1.41 billion at September 30, 2017. The decrease in core deposits was largely due to year-end funding needs of corporate clients. Average core deposit balances increased by $169 million or 13.4% compared to the sequential quarter.

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•	Due to the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, the Company revalued its net deferred tax assets on the date of enactment based on the reduction in the overall future tax benefit expected to be realized at the lower tax rate implemented by the new legislation. The Company's estimated write-down of its net deferred tax assets is approximately $1.6 million. This write-down is reflected in the Company's operating results for the fourth quarter of 2017 as an increase in the income tax expense.

•	In addition to the write-down of net deferred tax assets, the Company incurred other expenses and charges in connection with certain transactions that are considered to be infrequent in nature. The following table presents the impact of aforementioned charges on reported earnings for the dates presented (in thousands):

	Three months ended December 31, 2017			Three months ended December 31, 2016
(in $000's, unaudited)	Pre-tax	After-tax	Diluted EPS	Pre-tax	After-tax	Diluted EPS
Earnings, as reported	$8,541	$3,325	$0.49	$(384)	$49	$0.01
Write-down of net deferred tax assets	-	1,581	0.23	-	-	-
Charge-off medallion loan	3,660	2,196	0.32	5,123	3,202	0.69
Earnings, adjusted	$12,201	$7,102	$1.04	$4,739	$3,251	$0.70

	Year ended December 31, 2017			Year ended December 31, 2016
(in $000's, unaudited)	Pre-tax	After-tax	Diluted EPS	Pre-tax	After-tax	Diluted EPS
Earnings, as reported	$23,578	$12,369	$2.34	$8,058	$5,013	$0.43
Write-down of net deferred tax assets	-	1,581	0.30	-	-	-
Charge-off medallion loan	3,660	2,196	0.42	5,123	3,202	0.85
Earnings, adjusted	$27,238	$16,146	$3.06	$13,181	$8,215	$1.28

•	The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory requirements for a well-capitalized financial institution at December 31, 2017.

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Management Comments: Increasing Strong Core Performance

Mark DeFazio, the Company’s President and CEO stated, “Fourth quarter operating results reflect increasing strong core performance, with ROACE at 7.68% and adjusted ROATCE, excluding the impact of final taxi medallion charges and the tax reform bill, surpassing 16%. Key business drivers showed continued momentum, with deposit and loan growth achieving satisfactory levels. Loans increased by $39 million or 3% during the quarter.  We also achieved strong progress in increasing core deposits.  For the current quarter, our average core deposits (total deposits excluding time deposits) increased by $169 million, or 13% compared to the sequential quarter.  When excluding the previously noted charges, the adjusted return on tangible assets and return on tangible common equity were 1.57% and 17.38%, respectively, while our efficiency ratio improved to 44.82%.”

Mr. DeFazio added, “We are also enhancing our efforts to increase retail deposits through the opening of a new branch located on Lexington Avenue and 85th street, which is targeted to open in the beginning of second quarter 2018. The branch office is the Bank’s fourth location in Manhattan and enables the Bank to further provide best in class service to existing NY-based clients while also establishing new relationships in our footprint.”

Mr. DeFazio concluded, “Looking ahead, we remain focused on driving shareholder value by executing our key strategic objectives, including but not limited to, diversified loan growth, core deposit funding, continuing to be a branch-light franchise and maximizing our operating leverage.  We are carefully building a strong and sustainable company and year-to-date results demonstrate our commitment to and success in achieving these goals, serving our clients, and driving growth in shareholder value.”

Operating Results

Net interest income increased 49% to $15.6 million for the fourth quarter of 2017, compared to $10.4 million for the fourth quarter of 2016, and increased 12% from $14.0 million for the third quarter of 2017.   Net interest income increased 37% to $52.1 million for the year ended December 31, 2017, compared to $38.1 million for the year ended December 31, 2016.  Net interest income increased for the year ended December 31, 2017, compared to the year ended December 31, 2016, primarily due to the organic growth in the loan portfolio, and the impact of increase in the fed funds rate resulting in a higher yield on floating rate loans.

For the fourth quarter of 2017, the net interest margin contracted 22 basis points to 3.49% from 3.71% for the fourth quarter of 2016, primarily due to large loan payoffs in the fourth quarter of 2016 and expedited realization of deferred fee income related to the payoff. For the fourth quarter of 2017, net interest margin was also lower due to higher balances at the Federal Reserve Bank resulting from the IPO, and an increase in average deposit balances in the settlement accounts related to digital currency, partially offset by higher yield on loans and other earning assets. The net interest margin contracted 13 basis points for the fourth quarter of 2017, from 3.62% for the third quarter of 2017, primarily due to higher average balances at the Federal Reserve Bank.  For the year ended December 31, 2017, the net interest margin contracted 3 basis points to 3.54%, compared to 3.57% for the year ended December 31, 2016, primarily due to increase in the cost of interest bearing liabilities partially offset by an increase in the non-interest bearing deposits.

The provision for loan losses for the fourth quarter of 2017 was $3.5 million, compared to $6.1 million for the fourth quarter of 2016, and $1.2 million for the third quarter of 2017. The increase in provision in the fourth quarter of 2017 was due to the final charge off of a taxi-medallion loan. The provision for loan losses for the year ended December 31, 2017 was $7.1 million, compared to $8.1 million for the year ended December 31, 2016.

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Non-interest income increased to $6.2 million for the fourth quarter of 2017, compared to $1.3 million for the fourth quarter of 2016, and $2.2 million for the third quarter of 2017.  For the fourth quarter of 2017, noninterest income included an increase in service charges and foreign exchange conversion fee related to wire transfer activities. For the year ended December 31, 2017, noninterest income increased by $5.9 million to $11.3 million, from $5.4 million for the year ended December 31, 2016.  The increase in noninterest income for the year ended December 31, 2017, compared to the year ended December 31, 2016, was primarily due to increase in service charges and fees on deposit accounts by $2.5 million, increase in foreign exchange conversion fee by $3.5 million, and increase in income from debit card issuing business by $443,000. Non-interest income for the year ended December 31, 2017, included approximately $6.9 million associated with transaction activities of digital currency related deposit accounts.

Total non-interest expense for the fourth quarter of 2017 increased to $9.8 million, compared to $6.0 million for the fourth quarter of 2016, and $8.6 million for third quarter of 2017.  The increase in noninterest expense in the fourth quarter of 2017, compared to the fourth quarter of 2016, was primarily due to an increase in compensation expense associated with annual salary increases and newly hired employees to support the growth of the Company’s business and increases in risk management activities, increase in core processing and FDIC assessment fees directly related to increased number of transactions and the asset size of the Bank.

Non-interest expense for the year ended December 31, 2017 increased to $32.7 million, compared to $27.4 million for the year ended December 31, 2016, primarily due to higher compensation expense and higher professional fees resulting from public company expenses. Included in the increase in non-interest expenses are also higher occupancy cost resulting from renovation of the Company’s premises to add space for more employees, higher FDIC assessment and core processing fees related to the growth in the Bank’s business.

The efficiency ratio for the fourth quarter of 2017 improved to 44.82%, compared to 51.55% for the fourth quarter of 2016, and 53.03% for the third quarter of 2017.  The efficiency ratio for the year ended December 31, 2017 was 51.66%, compared to 62.94% for the year ended December 31, 2016.  The lower efficiency ratio in the fourth quarter of 2017 and year ended December 31, 2017 is a result of increased operating efficiencies through economies of scale as the increase in income from the growth of business outweighed the increase in operating expenses.

Income tax expense for the fourth quarter of 2017 was $5.2 million, compared to an income tax benefit of ($433,000) for the fourth quarter of 2016, and $2.6 million for the third quarter of 2017.  Income tax expense for the year ended December 31, 2017 was $11.2 million, compared to $3.0 million for the year ended December 31, 2016. Income tax expense for the fourth quarter of 2017 included the impact of the write down of estimated net deferred tax assets by $1.6 million. The effective tax rate for the year ended December 31, 2017 was 47.5%, compared to 37.8% for the year ended December 31, 2016. Excluding the impact of the write down of deferred tax assets, the effective tax rate for the year ended 2017 would have been 40.8%.

Balance Sheet Review, Capital Management and Credit Quality

Total assets increased to $1.76 billion at December 31, 2017, compared to $1.22 billion at December 31, 2016, and $1.72 billion at September 30, 2017.

The investment securities available-for-sale portfolio totaled $32.2 million at December 31, 2017, compared to $37.3 million at December 31, 2016, and $33.9 million at September 30, 2017.  At December 31, 2017, the Company’s securities available-for-sale portfolio was comprised of $29.2 million of agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $2.2 million CRA fund and $1.1 million in municipal securities. The pre-tax unrealized loss on securities available-for-sale at December 31, 2017 was ($347,000), compared to a pre-tax unrealized loss on securities available-for-sale of ($292,000) at December 31, 2016, and a pre-tax unrealized loss on securities available-for-sale of ($89,000) at September 30, 2017.  All else being equal, when market interest rates are rising, the Company will experience a higher unrealized loss (or lower unrealized gain) on the securities available-for-sale portfolio.

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At December 31, 2017, investment securities held-to-maturity totaled $5.4 million, compared to $6.5 million at December 31, 2016, and $5.7 million at September 30, 2017.  At December 31, 2017, the Company’s securities held-to-maturity portfolio, at amortized cost, was largely comprised of $6.5 million of agency mortgage backed securities.

Loan balances increased $365 million, or 35%, to $1.42 billion at December 31, 2017, compared to $1.06 billion at December 31, 2016, which included an increase of $335.5 million, in the Company’s existing portfolio, and an increase of $29.5 million in purchased loans.  Loans increased $39.3 million, or 3%, at December 31, 2017, compared to $1.38 billion at September 30, 2017, which included an increase of $51.8 million, or in the Company’s legacy portfolio, and a decrease of $12.5 million of purchased loans.

The loan portfolio remains well-diversified with C&I loans (including owner occupied business loans) accounting for approximately 37.0% and residential mortgages and consumer loans consisting of 5.0% of the loan portfolio at December 31, 2017. CRE loans accounted for 58.0% of the total loan portfolio.

The yield on the loan portfolio was 4.63% for the fourth quarter of 2017, compared to 4.59% for the fourth quarter of 2016, and 4.65% for the third quarter of 2017. The increase in the yield on the loan portfolio for the fourth quarter of 2017, compared to the fourth quarter of 2016, reflects the impact of increase in the fed funds rate on the Company’s floating rate portfolio. The yield on the loan portfolio increased to 4.59% for the year ended December 31, 2017, compared to 4.56% for the year ended December 31, 2016, primarily due to increase in yield of the floating rate portfolio.

At December 31, 2017, NPAs declined to $3.4 million, or 0.19% of total assets, compared to $3.7 million, or 0.30% of total assets, at December 31, 2016, and $7.1 million, or 0.41% of total assets, at September 30, 2017. The following is a breakout of NPAs at the periods indicated:

NONPERFORMING ASSETS

	End of Period:
	December 31, 2017		September 30, 2017		December 31, 2016
(in $000's, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Non-accrual loans:
Real Estate:
Commercial	$787	23%	$841	12%	$-	0%
Construction	-	0%	-	0%	-	0%
Multifamily	-	0%	-	0%	-	0%
One-to-four family	2,447	72%	2,466	34%	-	0%
Commercial and industrial	-	0%	3,660	52%	3,660	100%
Consumer	155	5%	125	2%	-	0%
Total non-performing assets	$3,389	100%	$7,092	100%	$3,660	100%

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Classified assets declined to $4.6 million at December 31, 2017, compared to $4.9 million at December 31, 2016, and $8.3 million at September 30, 2017.

The following table summarizes the allowance for loan and lease losses (“ALLL”)

	ALLOWANCE FOR LOAN LOSSES

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in $000's, unaudited)	2017	2017	2016	2017	2016
Beginning balance	$15,075	$13,909	$11,497	$11,815	$9,942
Provision (credit) for loan losses	3,499	1,200	6,060	7,059	8,060
Loans charged-off	(3,687)	(34)	(5,741)	(3,987)	(6,189)
Recoveries	-	-	(1)	-	2
Total ending allowance balance	$14,887	$15,075	$11,815	$14,887	$11,815

Total loans	1,420,966	1,381,649	1,055,706	1,420,966	1,055,706
Total nonperforming loans	3,389	7,092	3,660	3,389	3,660

Allowance for loan losses to total loans	1.05%	1.09%	1.12%	1.05%	1.12%
Allowance for loan losses to total nonperforming loans	439.21%	212.55%	322.82%	439.21%	322.82%

The ALLL at December 31, 2017 was 1.05% of total loans, compared to 1.12% at December 31, 2016, and 1.09% at September 30, 2017.  The ALLL to total nonperforming loans was 439.2% at December 31, 2017, compared to 322.8% at December 31, 2016, and 212.6% at September 30, 2017. Net charge offs for the fourth quarter of 2017 were $3.7 million or 0.26% of total loans compared to $5.7 million or 0.54% of total loans for the fourth quarter of 2016 and $34,000 or 0.002% of total loans for the third quarter of 2017. Increase in charge offs in the fourth quarter of 2017 resulted from the aforementioned write off of a taxi medallion loan. After the charge off, the Company has no further exposure to taxi medallion loans.

Total deposits increased $410.5 million, or 41%, to $1.4 billion at December 31, 2017, compared to $993.7 million at December 31, 2016, and decreased $84.3 million, or (6%), compared to $1.49 billion at September 30, 2017.  Core Deposits, which exclude all time deposits, increased $407.0 million, or 44.4%, to $1.32 billion at December 31, 2017, from $917 million at December 31, 2016, and decreased $81.3 million, or (5.8%), from $1.41 billion at September 30, 2017.  The decrease in core deposits was largely due to year end funding needs of corporate clients. Average core deposit balances increased by $169 million or 13.4% compared to the sequential quarter.

The Bank’s deposit gathering initiatives are diversified and include a number of verticals leading to a solid core deposit base. Along with lending and non-borrowing retail relationships, the Bank also obtains deposits through its debit card issuing business and relationships with digital currency related businesses, which maintain non-interest bearing corporate and settlement accounts with the Bank. As a policy, these settlement account balances are not incorporated into the Bank’s funding strategies. The Bank’s policy is to keep deposit accounts related to digital currencies that are used for funding to less than 10% of its total deposit base.

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The total cost of deposits decreased 10 basis points to 0.41% for the fourth quarter of 2017, from 0.51% for the fourth quarter of 2016, and decreased 6 basis points from 0.47% for the third quarter of 2017.  The total cost of deposits was at 0.47% for the year ended December 31, 2017 and 0.51% for the year ended December 31, 2016.

Common Equity was $231.4 million and Tangible equity was $227.2 million at December 31, 2017, compared to $104 million and 99.8 million respectively at December 31, 2016. At September 30, 2017, common equity was $113.5 million and tangible equity was 109.2 million. Tangible book value per common share was $27.04 at December 31, 2017, compared to $20.76 at December 31, 2016, and $22.39 at September 30, 2017.

Accumulated other comprehensive loss was ($206) thousand at December 31, 2017, compared to ($165) thousand at December 31, 2016, and ($47) thousand at September 30, 2017.

About Metropolitan Bank Holding Corporation

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank®, The Entrepreneurial Bank. The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates five locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs.  Metropolitan Commercial Bank is a New York State chartered commercial bank, an FDIC member and an equal opportunity lender. For more information, please visit www.metropolitanbankny.com.

Forward Looking Statement Disclaimer

This release contains certain “forward-looking statements” about the Company which, to the extent applicable, are intended to be covered by the safe harbor for forward-looking statements provided under Federal securities laws and, regardless of such coverage, you are cautioned about. Examples of forward-looking statements include but are not limited to the Company’s financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may”, “believe”, “expect”, “anticipate”, “plan”, “continue”, or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to, an unexpected deterioration in our loan portfolio, unexpected increases in our expenses, greater than anticipated growth, unanticipated regulatory action, unexpected changes in interest rates, an unanticipated loss of key personnel, an unanticipated loss of existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, unanticipated increases in Federal Deposit Insurance Corporation costs and unanticipated adverse changes in our customers’ economic conditions or economic conditions in our local area in general.

Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement, whether the result of new information, future events or otherwise.

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CONDENSED CONSOLIDATED BALANCE SHEETS

	End of Period:
(in $000's, unaudited)	December 31, 2017	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents:
Cash and due from banks	$261,231	$267,099	$82,931
Investment securities available for sale	32,157	33,922	37,329
Investment securities held to maturity	5,428	5,681	6,500
Other investments	13,677	13,740	12,588
Loans	1,420,966	1,381,649	1,055,706
Deferred loan fees and unamortized costs, net	(1,070)	(820)	(1,160)
Allowance for loan losses	(14,887)	(15,075)	(11,815)
Net loans	1,405,009	1,365,754	1,042,731
Accounts receivable, net	6,601	3,825	5,420
Receivable from prepaid card programs, net	9,579	6,977	7,566
Accrued interest receivable	4,421	3,903	2,735
Premises and equipment, net	6,268	6,010	5,035
Prepaid expenses and other assets	5,751	7,013	7,733
Goodwill	9,733	9,733	9,733
Total assets	$1,759,855	$1,723,657	$1,220,301

Liabilities
Deposits:
Noninterest-bearing demand deposits	$812,497	$826,345	$403,402
Interest-bearing deposits	591,858	662,298	590,378
Total deposits	1,404,355	1,488,643	993,780
Borrowed Funds	42,198	43,750	78,418
Trust preferred securities	20,620	20,620	20,620
Subordinated debts, net of issuance cost	24,489	24,468	-
Accounts payable, accrued expenses and other liabilities	21,678	20,411	10,901
Accrued interest payable	749	547	227
Debit cardholder balances	8,882	6,259	6,864
Total liabilities	1,522,971	1,604,698	1,110,810

Stockholders’ equity
Class B preferred stock	3	3	3
Common stock	81	45	45
Additional paid in capital	211,145	96,422	96,116
Retained earnings	25,861	22,536	13,492
Accumulated other comprehensive (loss)	(206)	(47)	(165)
Total stockholders’ equity	236,884	118,959	109,491
Total liabilities and stockholders’ equity	$1,759,855	$1,723,657	$1,220,301

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CONDENSED CONSOLIDATED INCOME STATEMENTS

	For the Quarter Ended:			For the Year Ended:
	December 31,	September 30,	December 31,	December 31,	December 31,
(in $000's, unaudited)	2017	2017	2016	2017	2016
Interest and dividend income:
Loans, including fees	$16,304	$15,537	$11,486	$57,075	$42,360
Securities:
Taxable	193	201	178	813	886
Tax-exempt	7	7	7	30	30
Money market funds and commercial paper	100	82	88	315	142
Other interest and dividends	1,260	574	172	2,520	737
Total interest income	17,864	16,401	11,931	60,753	44,155
Interest expense:
Deposits	1,557	1,588	1,257	5,873	4,877
Borrowed funds	166	244	88	840	673
Trust preferred securities interest expense	166	165	159	636	539
Subordinated debt interest expense	404	440	-	1,322	-
Total interest expense	2,293	2,437	1,504	8,671	6,089

Net interest income	15,571	13,964	10,427	52,082	38,066
Provision for loan losses	3,499	1,200	6,060	7,059	8,060
Net interest income after provision for loan losses	12,072	12,764	4,367	45,023	30,006

Non-interest income:
Service charges on deposit accounts	1,820	836	249	3,452	876
Other service charges and fees	3,429	523	197	4,368	1,179
Loan prepayment penalties	71	27	14	111	402
Debit card income	929	847	828	3,369	2,926
Net gains on securities transactions	-	-	-	-	40
Total non-interest income	6,249	2,233	1,288	11,300	5,423

Non-interest expense:
Compensation and benefits	5,478	4,847	3,573	19,165	17,010
Bank premises and equipment	1,200	1,075	1,082	4,385	3,985
Directors Fees	229	316	112	894	611
Insurance Expense	77	60	82	281	333
Professional fees	771	976	411	2,636	1,595
FDIC assessment	444	349	168	1,067	675
Core processing fees	542	423	162	1,495	862
Other expenses	1,038	544	449	2,821	2,300
Total non-interest expense	9,779	8,590	6,039	32,744	27,371

Net income before income tax expense	8,542	6,407	(384)	23,578	8,058
Income tax expense	5,216	2,562	(433)	11,209	3,045
Net Income	$3,326	$3,845	$49	$12,369	$5,013

PER COMMON SHARE DATA
(unaudited)
Earnings per share – basic	0.50	0.83	0.01	2.40	0.43
Earnings per share – diluted	0.49	0.82	0.01	2.34	0.43

Average common shares outstanding for Diluted EPS	6,768,753	4,576,925	4,560,918	5,202,234	3,673,026

10

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company supplements its evaluation with an analysis of certain non-GAAP/adjusted financial measures including an adjusted net income available to common shareholders. We believe these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
(in $000's, unaudited)	Dec. 31,	Sept. 30,	Jun. 30	Mar. 31	Dec. 31,
	2017	2017	2017	2017	2016
Selected Financial Data
Total assets	$1,759,855	$1,723,657	$1,586,773	$1,268,365	$1,220,301
Loans receivable:
Commercial real estate	783,745	736,487	669,963	600,429	547,711
Commercial and industrial	340,001	346,738	332,291	284,009	315,870
Multifamily	190,097	187,753	179,245	131,097	117,373
Construction	36,960	37,723	40,386	36,137	29,447
One-to-four family	25,568	25,777	25,976	26,267	26,480
Consumer	44,595	47,171	38,115	20,959	18,825
Gross loans	1,420,966	1,381,649	1,285,976	1,098,898	1,055,706
Unearned net origination fees	(1,070)	(820)	(823)	(1,056)	(1,160)
Allowance for loan losses	(14,887)	(15,075)	(13,909)	(12,236)	(11,815)
Loans receivable, net	$1,405,009	$1,365,754	$1,271,244	$1,085,606	$1,042,731

Securities available-for-sale	$32,157	$33,922	$35,610	$41,927	$37,329
Goodwill and other intangible assets	9,733	9,733	9,733	9,733	9,733

Deposits:
Noninterest-bearing demand	812,497	826,345	698,874	385,984	403,402
Interest-bearing deposits	591,858	662,298	630,424	630,693	590,378
Total Deposits	$1,404,355	$1,488,643	$1,329,298	$1,016,677	$993,780

Borrowings	42,198	43,750	73,802	73,854	78,418
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Subordinated debentures (net of issuance costs)	24,489	24,468	24,453	25,000	-
Total stockholders' equity	$236,884	$118,959	$114,979	$112,207	$109,491

11

	Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30	Mar. 31	Dec. 31,
	2017	2017	2017	2017	2016

Net interest income	$15,571	$13,964	$11,766	$10,783	$10,427
Provision for loan losses	3,499	1,200	1,790	570	6,060
Net interest income after provision for loan losses	12,072	12,764	9,976	10,213	4,367
Noninterest income
Service charges on deposit accounts	1,820	836	505	291	249
Other service charges and fees	3,429	523	250	166	197
Loan prepayment penalties	71	27	13	-	14
Debit card income	929	847	805	788	828
Net gains on sales of securities	-	-	-	-	-
Total noninterest income	6,249	2,233	1,573	1,245	1,288
Noninterest expenses
Compensation and benefits	$5,478	$4,847	$4,264	$4,577	$3,573
Bank premises and equipment	1,200	1,075	1,037	1,073	1,082
Directors fees	$229	$316	$175	$174	$112
Insurance expense	77	60	65	79	82
Professional fees	771	976	480	410	411
FDIC assessment	444	349	105	170	168
Core processing fees	542	423	279	251	162
Other expenses	1,038	544	736	502	449
Total noninterest expenses	9,779	8,590	7,141	7,236	6,039

Income (loss) before income tax expense	$8,542	$6,407	$4,408	$4,222	$(384)
Income tax expense (benefit)	5216	2562	1757	1674	-433
Net income available to common stockholders	$3,326	$3,845	$2,651	$2,548	$49

Net income (loss) available to common stockholders	$3,326	$3,845	$2,651	$2,548	$49

Reconciliation of GAAP Earnings to Earnings Excluding Writedown of Net Deferred Tax Assets and Taxi Medallion Loan Charge-off

	Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30	Mar. 31	Dec. 31,
(in $000's, unaudited)	2017	2017	2017	2017	2016

Net income (loss) available to common stockholders	$3,326	$3,845	$2,651	$2,548	$49
Writedown of Net Deferred Tax Assets	1,581	-	-	-	-
Charge-off related to taxi medallion loan (after taxes)	2,196	-	-	-	3,202
Net income available to common stockholders-adjusted	$7,103	$3,845	$2,651	$2,548	$3,251
Weighted average diluted shares outstanding	6,768,753	4,576,925	4,576,925	4,574,525	4,550,918
Diluted EPS (GAAP)	0.49	0.82	0.57	0.55	0.01
Diluted EPS-adjusted (non-GAAP) (1)	1.04	0.82	0.57	0.55	0.70

(1) Adjusted net income available to common stockholders divided by weighted average diluted shares outstanding.

12

	Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30	Mar. 31	Dec. 31,
(in $000's, unaudited)	2017	2017	2017	2017	2016
Return on Assets Measures
Net income available to common stockholders-adjusted

Average assets	$1,813,785	$1,633,543	$1,414,602	$1,236,036	$1,153,420
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible assets	1,804,052	1,623,810	1,404,869	1,226,303	1,143,687

Return on avg. assets (GAAP)	0.73%	0.94%	0.75%	0.83%	0.02%
Return on avg. assets-adjusted (non-GAAP) (2)	1.57%	0.94%	0.75%	0.82%	1.13%
Return on avg. tangible assets (non-GAAP) (3)	0.74%	0.95%	0.75%	0.83%	0.02%
Return on avg. tangible assets-adjusted (non-GAAP) (4)	1.57%	0.95%	0.75%	0.83%	1.14%

(2) Adjusted net income available to common stockholders divided by average assets.

(3) Net income available to common stockholders excluding amortization of intangible assets divided by average tangible assets.

(4) Adjusted net income available to common stockholders excluding amortization of intangible assets divided by average tangible assets.

	Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30	Mar. 31	Dec. 31,
(in $000's, unaudited)	2017	2017	2017	2017	2016
Return on Equity Measures
Net income available to common stockholders-adjusted

Average common equity	$173,245	$111,553	$108,144	$105,336	$104,898
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible common equity	163,512	101,820	98,411	95,603	95,165

Return on avg. common equity (GAAP)	7.68%	13.79%	9.80%	9.68%	0.19%
Return on avg. common equity-adjusted (non-GAAP) (5)	16.40%	13.79%	9.80%	9.68%	12.40%
Return on avg. tangible common equity (non-GAAP) (6)	8.14%	15.11%	10.77%	10.66%	0.21%
Return on avg. tangible common equity-adjusted (non-GAAP) (7)	17.38%	15.11%	10.77%	10.66%	13.66%

(5) Adjusted net income available to common stockholders divided by average common equity.

(6) Net income available to common stockholders divided by average tangible common equity.

(7) Adjusted net income available to common stockholders divided by average tangible common equity.

13

	Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30	Mar. 31	Dec. 31,
	2017	2017	2017	2017	2016
Efficiency Measures
Total noninterest expenses	9,779	8,590	7,141	7,236	6,039

Net interest income	15,571	13,964	11,766	10,783	10,427
Noninterest income	6,249	2,233	1,573	1,245	1,288
Operating revenue	21,820	16,197	13,339	12,028	11,715

Operating efficiency ratio (non-GAAP) (8)	44.82%	53.03%	53.53%	60.16%	51.55%

(8) Operating noninterest expense divided by operating revenue.

Net Interest Margin
Average interest-earning assets	1,785,784	1,546,332	1,357,189	1,213,217	1,134,562

Net interest margin (GAAP)	3.49%	3.62%	3.48%	3.60%	3.71%

	Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30	Mar. 31	Dec. 31,
(in $000's, unaudited)	2017	2017	2017	2017	2016
Capital Ratios and Book Value per Share
Common equity	$231,381	$113,457	$109,477	$106,704	$103,988
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity	221,648	103,724	99,744	96,971	94,255

Total assets	1,759,855	1,723,657	1,586,773	1,268,365	1,220,301
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible assets	1,750,122	1,713,924	1,577,040	1,258,632	1,210,568

Common shares outstanding	8,196,310	4,633,012	4,633,012	4,633,012	4,539,925

Regulatory capital ratios (The Company):
Tier 1 leverage	13.71%	7.96%	8.91%	9.54%	10.49%
Tier 1 risk-based capital	17.09%	7.38%	9.62%	10.72%	11.32%
Total risk-based capital	19.84%	12.01%	12.63%	14.14%	12.45%
Common equity tier 1 capital	15.33%	9.19%	7.67%	8.89%	10.80%

Book value per share (GAAP)	28.23	24.49	23.63	23.03	22.91
Tangible book value per share (non-GAAP) (9)	27.04	22.39	21.53	20.93	20.76

(9) Tangible common equity divided by common shares outstanding at period-end.

14

NET INTEREST INCOME AND NET INTEREST MARGIN

	For the three months ended December 31,
	2017			2016
(in $000's, unaudited)	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)
Interest-earning assets:
Loans	$1,397,700	$16,304	4.63%	$1,000,187	$11,533	4.59%
Available-for-sale securities	33,322	172	2.06%	38,729	199	2.06%
Held-to-maturity securities	5,559	28	2.01%	6,723	33	1.96%
Other interest-earning assets	349,203	1,360	1.55%	88,922	196	0.88%
Total interest-earning assets	1,785,784	17,864	3.97%	1,134,561	11,961	4.19%
Noninterest-earning assets	43,323			30,280
Allowance for loan and lease losses	(15,322)			(11,421)
Total assets	$1,813,785			$1,153,420
	78.27%			88.16%
Interest-bearing liabilities:
Money market and savings accounts	$559,339	$1,277	0.91%	$524,923	$975	0.74%
Certificates of deposit	82,020	280	1.35%	91,485	282	1.23%
Total interest-bearing deposits	641,359	1,557	0.96%	616,408	1,257	0.81%
Borrowed funds	88,488	736	3.30%	48,403	235	1.93%
Total interest-bearing liabilities	729,847	2,293	1.25%	664,811	1,492	0.89%
Noninterest-bearing deposits	868,117			371,871
Other non-interest bearing liabilities	37,074			6,350
Total liabilities	1,635,038			1,043,032
Equity	178,747			110,388
Total liabilities and equity	$1,813,785			$1,153,420

Net interest income		$15,571			$10,469
Net interest rate spread (2)			2.72%			3.30%
Net interest-earning assets (3)	$1,055,937			$469,750
Net interest margin (4)			3.49%			3.71%
Average interest-earning assets to interest-bearing liabilities	244.68%			170.66%

Cost of Funds			0.57%			0.57%

(1) Yields and rates are annualized for the three months ended December 31, 2017 and 2016.

(2) Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3) Represents total interest-earning assets less total interest-bearing liabilities.

(4) Represents net interest income divided by total interest-earning assets.

15

NET INTEREST INCOME AND NET INTEREST MARGIN

	For the twelve months ended December 31,
	2017			2016
(in $000's, unaudited)	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$1,244,194	$57,075	4.59%	$931,207	$42,360	4.56%
Available-for-sale securities	37,649	720	1.91%	41,836	842	2.01%
Held-to-maturity securities	3,399	123	3.61%	6,215	121	2.01%
Other interest-earning assets	195,805	2,835	1.45%	85,186	832	1.01%
Total interest-earning assets	1,481,047	60,753	4.10%	1,064,444	44,155	4.16%
Noninterest-earning assets	58,477.48			43,918
Allowance for loan and lease losses	(15,322)			(11,131)
Total assets	$1,524,202			$1,097,231
	81.63%			84.87%
Interest-bearing liabilities:
Money market and savings accounts	$561,733	$4,840	0.86%	$501,619	$3,674	0.73%
Certificates of deposit	80,130	1,033	1.29%	101,950	1,203	1.18%
Total interest-bearing deposits	641,863	5,873	0.91%	603,569	4,877	0.80%
Borrowed funds	105,684	2,798	2.61%	69,840	1,212	1.74%
Total interest-bearing liabilities	747,547	8,671	1.16%	673,409	6,089	0.90%
Noninterest-bearing deposits	607,743			313,594
Other non-interest bearing liabilities	35,450			20,022
Total liabilities	1,390,740			1,007,025
Equity	133,462			90,206
Total liabilities and equity	$1,524,202			$1,097,231

Net interest income		$52,082			$38,066
Net interest rate spread (1)			2.94%			3.26%
Net interest-earning assets (2)	$733,500			$391,035
Net interest margin (3)			3.54%			3.57%
Average interest-earning assets to interest-bearing liabilities	198.12%			158.07%

Cost of Funds			0.64%			0.61%

(1) Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2) Represents total interest-earning assets less total interest-bearing liabilities.

(3) Represents net interest income divided by total interest-earning assets.

16